Exhibit 16.1

September 1, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Nogin, Inc. (formerly known as Software Acquisition Group Inc. III) included under Item 4.01 of its Form 8-K dated September 1, 2022. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements of Nogin, Inc. (formerly known as Software Acquistion Group Inc. III) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Boston, MA